Exhibit 10.38

                             MACROVISION CORPORATION
                         EMPLOYMENT PROTECTION AGREEMENT

            THIS EMPLOYMENT PROTECTION AGREEMENT is made and entered into as of April 27, 2001 by and between Macrovision Corporation, a Delaware corporation (the "Company") and Mark Belinsky ("Belinsky").

            WHEREAS, the Board of Directors (the "Board") of the Company has determined that, in connection with the integration of the Company's recently acquired Globetrotter Software subsidiary ("Globetrotter") with the Company and the related transfer of Belinsky's employment from the Company to Globetrotter, it is in the best interests of the Company and its shareholders that Belinsky not be distracted by the personal uncertainties and risks created by his employment transfer from the Company to Globetrotter by assuring Belinsky a right to continued employment with the Company for a limited period of time;

            NOW, THEREFORE, to assure the Company that it will have the continued dedication of Belinsky and the availability of Belinsky's advice and counsel through the Globetrotter integration and, and to induce Belinsky to remain in the employ of Globetrotter and the Company, and for other good and valuable consideration, the Company and Belinsky agree as follows:

            53. Return to Company. In the event that Globetrotter or the Company terminates Belinsky's employment with Globetrotter prior to April 30, 2002, for any reason other than Cause (as defined below), then, immediately upon such termination, Belinsky shall be considered to have transferred employment to the Company and shall become an employee of the Company.

            54. Position and Compensation. Upon any such transfer of employment to the Company pursuant to Section 1 above, Belinsky will report directly to the Company's chief operating officer (or if no one holds such position, to the Company's chief executive officer), and will work under the direction and supervision of such chief operating officer (or chief executive officer) in such position as such chief operating officer (or chief executive officer) shall determine. Unless Belinsky and the Company shall otherwise agree, Belinsky's compensation for such employment with the Company shall continue at the rate of compensation he was being paid by Globetrotter immediately prior to termination of his Globetrotter employment.

            55. Term of Employment. Belinsky's employment with the Company pursuant to this Agreement, if any, shall continue through April 30, 2002, unless earlier terminated by the Company for Cause.

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            56. No other Employment. Belinsky shall not work for any entity other than the Company or a Subsidiary during the term of his employment with the Company hereunder. Notwithstanding the above, this Section 4 shall not be construed to prohibit Belinsky from providing services to charitable organizations, so long as Belinsky does not receive compensation for such services, and shall not be construed to prohibit Belinsky from managing his personal assets or from serving as a limited partner in investment partnerships or venture capital funds.

            57. Definitions.

                  (a) "Cause" means the occurrence of any one or more of the following: (i) conviction of any felony or any act of fraud, misappropriation or embezzlement which has an immediate and materially adverse effect on the Company or a Subsidiary, (ii) engaging in a fraudulent act to the material damage or prejudice of the Company or a Subsidiary or in conduct or activities materially damaging to the property, business or reputation of the Company or a Subsidiary,
(iii) failure to comply in any material respect with the terms of any applicable employment agreement or any written policies or directives of the Board which have an immediate and materially adverse effect on the Company or a Subsidiary and which have not been corrected within 30 days after written notice from the Company of such failure, (iv) any material act or omission involving malfeasance or negligence in the performance of employment duties which has an immediate and materially adverse effect on the Company or a Subsidiary and which has not been corrected within 30 days after written notice from the Company, or (v) material breach of any other agreement with the Company, which has an immediate and materially adverse effect on the Company or a Subsidiary and which has not been cured within 30 days after written notice from the Company of such breach.

                  (b) "Subsidiary" means (i) Globetrotter, (ii) any other corporation, foreign or domestic, in which the Company directly or indirectly owns 50% or more of the issued and outstanding voting stock on an "as converted basis," and (iii) any partnership, foreign or domestic, in which the Company owns a direct or indirect interest equal to 50% or more of the outstanding equity interests.

            58. Arbitration of Claims. Any dispute between Belinsky and the Company relating to this Agreement shall be resolved by arbitration pursuant to the provision of the Executive Severance and Arbitration Agreement dated April 27, 2001, by and between Belinsky and the Company.

            59. Amendment. This Agreement may not be amended without the prior written consent of both Belinsky and the Company.

            60. No Right to Any Particular Position. Subject to the general assurance of continued employment through April 30, 2002, as described above, nothing in this Agreement shall be deemed to give Belinsky the right to be retained in any particular position within the Company or to deny the Company any right it may have to change Belinsky's position at any time.

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            61. Severability. If a court or other body of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, that provision will be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, or, if it is not possible to so adjust such provision, this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted. The invalidity and unenforceability of any particular provision of this Agreement shall not affect any other provision hereof, and all other provisions of the Agreement shall be valid and enforceable to the fullest extent possible.

            62. Successors.

                  (a) The Company will require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

                  (b) This Agreement shall inure to the benefit of, and be enforceable by, Belinsky's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

            63. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard or reference to the rules of conflicts of law that would require the application of the laws of any other jurisdiction..

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, effective as of the date set forth in the first paragraph hereof.


MACROVISION CORPORATION


By /s/ William A. Krepick               /s/ Mark S. Belinsky
   ---------------------------------    ----------------------------------------
   William A. Krepick, President        MARK BELINSKY